For Additional Information Contact: International Speedway Corporation Wes Harris (386) 947-6465	The Cordish Company Joe Weinberg (410) 752-5444

FOR IMMEDIATE RELEASE

KANSAS ENTERTAINMENT, LLC WITHDRAWS APPLICATION
FOR LOTTERY GAMING FACILITY MANAGER,
INTENDS TO RE-APPLY WHEN BIDDING RE-OPENS

KANSAS CITY, Kan. - December 5, 2008 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC” or “the Company”) and The Cordish Company (“Cordish”) announced today that Kansas Entertainment, LLC (“KE”), a 50/50 joint venture between Kansas Speedway Development Corporation, a wholly owned ISC subsidiary, and partners of Cordish, has withdrawn its application for Lottery Gaming Facility Manager for the Northeast Kansas gaming zone, with the intent to re-apply upon the re-opening of bidding for the zone.

“In the three months since the decision of the Lottery Gaming Facility Review Board (“Review Board”) to award our Hard Rock Hotel & Casino the management contract (“Contract”) for Wyandotte County, Kansas, there has been an unprecedented crisis and disruption in the global financial and economic markets,” stated ISC President, Lesa France Kennedy. “We are prepared to immediately move forward with the development of a $400 million, Hard Rock-branded casino as presented to the Review Board, which will include a state-of-the-art casino and multiple dining and entertainment venues. However, in the current financing environment we require the flexibility, if needed, to phase in the hotel, convention facilities, and additional entertainment components. As this was technically not permitted within our existing agreement, and this agreement could not be modified, we were forced reluctantly to withdraw our application. Upon the State re-opening bidding, we absolutely plan to re-apply with our phased development plan, as well as seek the realignment of a second NASCAR Sprint Cup date and building a road course at Kansas Speedway as part of the re-submitted application.”

Mr. Joseph Weinberg, a Managing Partner at Cordish, added: “We remain fully committed to bringing a first-class casino and entertainment destination to Kansas Speedway which will benefit Wyandotte County and the entire State of Kansas. We greatly appreciate the professionalism of all the State and Unified Government employees and representatives throughout the review process. Their conduct has been exemplary. We are eager to re-apply.”

International Speedway Corporation

International Speedway Corporation (the “Company”) is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC is a limited partner with Group Motorisé International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

The Company also owns and operates MRN® Radio, the nation's largest independent sport radio network; the Daytona 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, the official attraction of NASCAR®; and Americrown Service Corporation, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in a business called Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

The Cordish Company

The Cordish Company (www.cordish.com), now in its fourth generation of family ownership, is a multi-billion dollar conglomerate including one of the leading real estate development companies in the United States. The company has diverse development expertise with divisions focused on Entertainment & Mixed-Use, Gaming & Lodging, Sports Anchored Districts, Shopping & Lifestyle Retail, Office and Residential. The Cordish Company also owns and manages a diverse group of operating businesses, ranging from restaurants/clubs to live music promotion to film/media distribution. The company values itself on the quality of its operations, its long-term relationships, and high level of integrity in all of its endeavors.

The Cordish Company is the largest and most successful developer of entertainment districts and concepts in the United States. In particular, the company has unparalleled experience in creating and revitalizing high-profile destinations in urban core locations. Many of the Cordish Company's projects involve public/private partnerships and are of unique significance to the cities in which they are located. Prime examples are the company's prominent role in the redevelopment of four highly successful projects in Baltimore's world-famous Inner Harbor; Atlantic City, NJ; Hollywood, FL; Charleston, SC; Houston, TX; Louisville, KY; and Tampa, FL. The company currently has over one billion dollars in construction focusing primarily on Sports Anchored Districts.

The Cordish Company has received the highest possible national awards in its various areas of expertise. In real estate, the Cordish Company has received an unprecedented six Urban Land Institute Awards of Excellence.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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